Exhibit 99.1

Argan, Inc.’s Wholly Owned Subsidiary Gemma Power Systems Enters
into EPC Contract for a 1,085 MW Power Project in Ohio

January 7, 2020 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) announced today that in late December 2019 its wholly owned subsidiary, Gemma Power Systems (”Gemma”), entered into an engineering, procurement and construction (“EPC”) services contract with Harrison Power, LLC to construct the Harrison Energy Center, a 1,085 MW state-of-the-art natural gas-fired power plant, in Harrison County, Ohio. The facility is being developed by EmberClear, the parent company of Harrison Power, LLC and construction activities are scheduled to start in 2020.

“Harrison Energy Center will be a reliable, highly efficient world class power generating facility offering stability and cleaner electricity to the PJM power market. We look forward to working alongside Gemma and Mitsubishi to bring this significant project to completion,” said Raj Suri, President and Chief Executive Officer of EmberClear.

“We are pleased to hear Gemma has been chosen as the EPC contractor. There is a large volume of complex industrial projects being built in our region. This project will further ensure the future economic prosperity of our region and state,” said Nick Homrighausen, Harrison County CIC Executive Director of Community & Economic Development.

“We appreciate the confidence the EmberClear team has shown in us and we’re excited about the opportunity to help deliver cleaner, reliable energy to Harrison County and the surrounding area,” said Charles E. Collins, IV, Co-President of Gemma Power Systems. “We’re pleased to be working in Ohio and we look forward to establishing positive relationships with the local communities,” he said.

Argan anticipates adding the project to backlog closer to its expected start date.

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the renewable energy sector. Argan’s service offerings focus primarily on the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

About EmberClear

Since 2008, EmberClear is bringing a new generation of cleaner energy projects to America, particularly in the PJM and MISO regions.  EmberClear is a privately owned company that has been in operation since 2003.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to, the Company’s successful addition of new contracts to project backlog, the Company’s receipt of corresponding notices to proceed with contract activities and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Forms 10-K and 10-Q, and in other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027